EXHIBIT 10.1

                          ARBY'S RESTAURANT GROUP, INC.


                                                                 April 13, 2006
Mr. Roland Smith
4903 Roma Court
Marina Del Rey, CA 90292

Dear Roland:

     It is with great pleasure that we hereby confirm your employment as President and Chief Executive Officer of Arby's Restaurant Group, Inc. ("Arby's"), on the terms and conditions set forth in this letter agreement and in the term sheet (the "Term Sheet") attached as Exhibit A, which Term Sheet is hereby incorporated herein by reference. You further agree to accept election and to serve as a director, officer, manager or representative of any subsidiary of Arby's without any compensation therefor, other than as provided in this letter agreement. You will report to the Board of Directors of Arby's (the "Board") and your duties will be performed primarily at the corporate headquarters of Arby's in Atlanta, Georgia.

     1. Term. The term of your employment hereunder shall be effective as of April 17, 2006 (the "Effective Date") and shall continue through the third anniversary of the Effective Date (the "Initial Term"); provided, however, that the term of your employment hereunder may be extended for additional one year periods beyond the expiration of the Initial Term (the Initial Term together with any extension shall be referred to hereinafter as the "Employment Term") if
(a) you provide written notice to Arby's (a "Renewal Notice") of your desire to so extend your employment by no later than (i) in the case of the first one year extension beyond the Initial Term, the second anniversary of the Effective Date and (ii) in the case of any subsequent one year extension, the date that is one year prior to the then scheduled expiration of the Employment Term, and (b) Arby's delivers to you, within 35 days following such anniversary or date, as applicable, a notice of acceptance (an "Acceptance Notice") of such extension. In the event that either you do not deliver a timely Renewal Notice to Arby's or Arby's does not deliver an Acceptance Notice to you (either because Arby's delivered a notice to you rejecting your request to extend the Employment Term or because Arby's failed to deliver any notice in a timely manner), then your employment hereunder shall terminate as of the earlier of (a) the then scheduled expiration of the Employment Term or (b) upon a termination of your employment
(i) by Arby's "without cause" (ii) by Arby's for "cause" or (iii) by you due to a "Triggering Event" (each term as hereinafter defined).

     2. Termination Without Cause; or following a Triggering Event or Special Termination Event

          (a) In the event your employment is terminated by Arby's without cause or by you due to a Triggering Event:

               (i) Arby's shall, within 30 days following the date of such termination of employment, pay to you an amount equal to 1.5 times your annual base rate of salary in effect as of the effective date of such termination, payable in a lump sum; provided, that, if required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and any Treasury Regulations or other guidance promulgated thereunder, you will receive such amount in full on the six-month anniversary of the date of your termination;

               (ii) you shall receive a pro rata target bonus for the year of termination, payable at such time as the bonus would otherwise have been payable had you remained in the employ of Arby's; provided, that, if required to comply with Section 409A of the Code and any Treasury Regulations or other guidance promulgated thereunder, you will receive such amount in full on the six-month anniversary of the date of your termination;

               (iii) at your election you will be entitled to continue your coverage under all health and medical insurance policies maintained by Arby's for eighteen (18) months following the termination of your employment, in fulfillment of Arby's obligations to you under Section 4980B of the Code and under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the cost of such coverage to be allocated between you and Arby's in a manner consistent with the percentage allocation of the costs thereof applicable immediately prior to the termination of your employment;

               (iv) you will automatically become vested in that number of outstanding unvested stock options granted to you by Triarc in which you would have been vested by giving you vesting credit for the remainder of the Initial Term of this agreement or two years, whichever is later, and any stock options that would have remained unvested as of such date shall be automatically forfeited as of the date of your termination. Each vested stock option must be exercised within the earlier of one year following your termination and the date on which such stock option expires, or be forfeited; and

               (v) you will automatically become vested in 50% of the outstanding unvested shares of restricted stock (without regard to performance, time or other targets, if any) granted to you by Triarc, with any remaining unvested shares of restricted stock being forfeited.

          (b) A termination by Arby's "without cause" shall mean the termination of your employment by Arby's for any reason other than those reasons set forth in clauses (i)-(ix) of Section 4 of this letter agreement. For purposes of clarity, if this letter agreement is not renewed for any reason other than as provided in Section 2(d)(v) below, your cessation of employment with Arby's at the end of the Employment Term shall not be considered a termination by you due to a Triggering Event or a termination by Arby's "without cause."

          (c) The payment of any monies and provision of any benefits to you pursuant to this Section 2 shall be subject to your prior execution and delivery to Arby's of a release substantially in the form set forth in Exhibit B and, if applicable, your not having revoked such release during the seven-day revocation period described therein, failing which, except to the extent required by law, Arby's shall be relieved of all of its obligations hereunder.

          (d) For purposes of this letter agreement, "Triggering Event" shall mean: (i) a material reduction in your responsibilities as President and Chief Executive Officer of Arby's; (ii) a requirement that you report to any person other than the Board; (iii) a reduction in your then current base salary (as described in the Term Sheet) or target bonus percentage (as described in the Term Sheet); (iv) without your consent, relocation to a work situs not in the Atlanta, Georgia greater metropolitan area; (v) a non-renewal of your employment with Arby's at the end of the Employment
     Term first scheduled to occur on or after the date of any Change of Control; or (vi) the occurrence of a Special Termination Event (as hereinunder defined); provided that a Triggering Event shall only be deemed to have occurred if, no later than thirty (30) days following the time you learn of the circumstances constituting a Triggering Event (other than pursuant to clause (v) or (vi) of this Section 2(d)), you provide a written notice to Arby's containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to Arby's, Arby's has failed to cure such circumstances.

          (e) Special Termination Event. If, prior to the expiration of the Employment Term, there is a Change of Control (as hereinafter defined), you shall have the right to terminate your employment by giving notice to the Company, within the 30-day period commencing 270 days following the Change of Control, of your intention to terminate such employment and specifying the effective date of such termination, which shall be no earlier than 90 days after the date of such termination notice and no later than the earlier of 120 days after the date of such termination notice and the last day of the Employment Term. Your decision to elect to terminate your employment in accordance with this clause (e) is referred to in this letter agreement as a "Special Termination Event."

     For the purposes of this letter agreement, the term "Change of Control" shall mean: (i) the acquisition by any means regardless of form, by any person (other than the acquisition by any means regardless of form by Nelson Peltz, Peter May and/or by any person affiliated with such persons) of 50% or more of the combined voting power of Arby's (or that of any parent entity which directly or indirectly owns 50% or more of the combined voting power of Arby's) or Triarc Companies, Inc.'s ("Triarc") outstanding securities entitled to vote generally in the election of directors; (ii) a majority of the Directors of Arby's (or any such direct or indirect parent entity) or Triarc being individuals who are not nominated by the Board of Directors of Arby's (or any such direct or indirect parent entity) or Triarc, as the case may be; or (iii) a majority of the Directors of Arby's or Triarc being individuals who are not Nelson Peltz, Peter May and/or individuals nominated, recommended, designated or approved by them (or by Triarc in the case of Arby's); provided, that each of the incumbent directors of Arby's and Triarc as of the date of the execution of this letter agreement shall be deemed to be individuals nominated, recommended, designated or approved by Messrs. Peltz and/or May.

     Notwithstanding the foregoing, (i) the acquisition of any portion of the combined voting power of Arby's (or any such direct or indirect parent entity) or Triarc by Nelson Peltz, Peter May and/or by any person affiliated with such persons, (ii) any transaction which results in or has the effect of the continued possession (whether direct or indirect) by Triarc, Nelson Peltz, Peter May and/or an affiliate of any thereof, of the power to influence the management or policies of Arby's, whether through the ownership of voting securities, by contract or otherwise, (iii) the merger, consolidation or sale of assets of Triarc or any subsidiary of Triarc (including Arby's) with or to any corporation or entity controlled by Nelson Peltz, Peter May and/or any person affiliated with either of them, (iv) the distribution by means of a dividend, spin-off, split-off or similar transaction of voting securities of Arby's, any such direct or indirect parent entity of Arby's or Triarc or (v) any sale of securities by Arby's, any direct or indirect parent entity of Arby's or Triarc, pursuant to a public offering or securitization transaction, as the case may be, shall not constitute a Change of Control unless it results in a Change of Control as defined in the immediately preceding paragraph of this Section 2(e).

     3.Treatment of Stock Options/Restricted Shares on Termination due to Disability.

                    (a) In the event your employment is terminated by Arby's due to Disability (as hereinafter defined), you will automatically become vested in that number of outstanding unvested stock options granted to you by Triarc in which you would have been vested by giving you credit for the remainder of the Initial Term or two years, whichever is later. Any stock options that would have remained unvested as of such date shall be automatically forfeited as of the date of your termination. Each vested stock option must be exercised within the earlier of one year following your termination and the date on which such stock option expires, or be forfeited.

          In  the  event  your   employment  is  terminated  by  Arby's  due  to
          Disability, you will automatically become vested in 50% of the outstanding unvested shares of restricted stock (without regard to performance, time or other targets, if any) granted to you by Triarc, with any remaining unvested shares of restricted stock being forfeited as of the date of your termination.

                    (b) Treatment of Stock Options/Restricted Shares on Change of Control. Upon the occurrence of a Change of Control, all non-vested stock options and/or restricted shares shall vest immediately in their entirety.

     4. Cause. For purposes of this letter agreement, "cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder that, in the case of gross negligence, has a material adverse effect on the business or financial condition of Arby's or any of its affiliates; (ii) willful material misrepresentation at any time by you to the Board; (iii) a purported voluntary termination by you of your employment (other than on account of a Triggering Event), or the willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the Board which failure to comply with such instruction continues for a period of 10 days after your receipt of written notice from the Board identifying in reasonable detail the objectionable action or inaction; (iv) engagement by you in any conduct or the commission by you of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of Arby's or any of its affiliates; (v) your indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of Arby's or Triarc furnished to you that, if not complied with, could reasonably be expected to have a material adverse effect on the business of Arby's or any of its affiliates; (vii) any willful failure to comply with Arby's or Triarc's policies regarding insider trading; (viii) your death; or
(ix) your inability to perform all or a substantial part of your duties or responsibilities on account of your illness (either physical or mental) for more than 90 consecutive calendar days or for an aggregate of 150 calendar days during any consecutive nine month period ("Disability").

     5. Return of Property. Upon any termination of your employment with Arby's, you will promptly return to Arby's all property provided to you and owned by Arby's or any of its affiliates, including, but not limited to, credit cards, computers, personal data assistants, automobiles, cell phones and files.

     6. Noncompete/Nonsolicitation/Employee No-Hire.

                    (a) You acknowledge that as Arby's President and Chief Executive Officer you will be involved, at the highest level, in the development, implementation, and management of Arby's business strategies and plans, including those which involve Arby's finances, marketing and other operations, and acquisitions and, as a result, you will have access to Arby's most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Arby's represents a material unfair competitive danger to Arby's and the use of your knowledge and information about Arby's' business, strategies and plans can and would constitute a competitive advantage over Arby's. You further acknowledge that the provisions of this Section 6 are reasonable and necessary to protect Arby's legitimate business interests.

                    (b) In view of clause(a) above, you hereby covenant and agree that during your employment with Arby's (except in the proper discharge of your duties hereunder) and for a period of twenty-four(24) months following the termination of your employment with Arby's:

                         (i) in any state or territory of the United States (and the District of Columbia) where Arby's maintains restaurants, you will not engage or be engaged in any capacity, "directly or indirectly" (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that owns and/or franchises more than 3,000 restaurant units in the United States in which 50% or more of the revenues of such business or entity (including, without limitation, royalties earned as a franchisor) is derived from the sale of sandwiches;

                         (ii) you will not, directly or indirectly, without Arby's prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Arby's or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Arby's or any of its subsidiaries or affiliates at the level of director or any more senior level (unless such person's employment was terminated by Arby's or any of its subsidiaries or affiliates) or a consultant under contract with Arby's or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

                         (iii) you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Arby's or any of its subsidiaries or affiliates to cease doing business with Arby's or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Arby's or such subsidiary or affiliate.

                    (c) For purposes of this Section 6, "directly or indirectly" means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, business trust, association or any other entity whatsoever; provided, however, that you may own stock in Arby's and may operate, directly or indirectly, Arby's restaurants as a franchisee without violating Sections 6(b)(i) or 6(b)(iii).

                    (d) If any competent authority having jurisdiction over this
          Section 6 determines that any provision of this Section 6 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable.

     7. Confidential Information. You agree to treat as confidential and not to disclose to anyone other than Arby's and its subsidiaries and affiliates, and their respective officers, directors, employees and agents, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Arby's, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Arby's, its subsidiaries, and affiliates, any information of a confidential nature relating in any way to the business of Arby's or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors, unless (i) you are required to disclose such information by requirements of law; (ii) such information is in the public domain through no fault of yours; or (iii) such information was previously or becomes available to you on a non-confidential basis from a source other than Arby's, provided that such source was not known by you to be bound by any agreement with Arby's to keep such information confidential. You further agree that during the period referred to in the immediately preceding sentence you will refrain from engaging in any conduct or making any statement, written or oral that is disparaging of Arby's, any of its subsidiaries or affiliates or any of their respective directors or officers. Arby's agrees during the period referred to in the first sentence of this
Section 7 that each then current member of the Board and each of Arby's then current executive officers shall refrain from making any statement, written or oral, that is disparaging of you, your personal reputation or professional competency.

     8. Enforcement. You agree that, in addition to any other remedy provided at law or in equity, (a) Arby's shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating any of the provisions of Sections 6 or 7 of this letter agreement (in recognition of the fact that damages in the event of a breach by you of Sections 6 or 7 of this letter agreement would be difficult if not impossible to ascertain and inadequate to remedy), (b) you will indemnify and hold Arby's and its affiliates harmless from and against any and all damages or losses incurred by Arby's or any of its affiliates (including reasonable attorneys' fees and expenses) as a result of any willful or reckless violation by you of any such provisions and (c) upon any such willful or reckless violation by you, Arby's' remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of termination of your employment and any earned but unpaid vacation, and other than as may otherwise be required by law).

     9. Governing Law; Jurisdiction and Venue; Entire Agreement; Jury Trial Waiver.

                    (a) It is the intent of the parties hereto that all questions with respect to the construction of this letter agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

                    (b) Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 6, 7, and, as it relates to Sections 6 and 7, Sections 8 and 9 of this letter agreement (collectively, "Proceedings" and, individually, a "Proceeding") shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the "Chosen Courts") and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

                    (c) Each of the parties hereto agrees that this letter agreement involves at least $100,000 and that this letter agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, service of process may be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this letter agreement, as such address may be changed from time to time pursuant hereto, and that service made pursuant to this Section 9(c) shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

                    (d) This letter agreement and the Term Sheet contains the entire agreement among the parties with respect to the matters covered herein and, effective as of the Effective Date, supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may only be amended, superseded, cancelled, extended or renewed and the terms hereof waived, by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance. In the event of a conflict between this letter agreement and the Term Sheet, this letter agreement shall govern.

                    (e) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     10. Arbitration. Except to the extent specifically contemplated by Section 9(b) of this letter agreement, all disputes arising in connection with your employment with Arby's (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) or any rights arising pursuant to this letter agreement shall, at the election of either you or Arby's, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 10. Any such proceedings shall take place in Atlanta, Georgia before a single arbitrator who shall have the right to award to any party to such proceedings any right or remedy that is available under applicable law (including, without limitation, ordering the losing party to reimburse the reasonable legal fees and expenses incurred by the winning party with respect to such proceedings). The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof.

THIS SECTION 10 IS SPECIFICALLY ACKNOWLEDGED AND AGREED BY:

ARBY'S RESTAURANT
GROUP INC.


/s/BRIAN L. SCHORR                              /S/ROLAND SMITH
-------------------------------                 --------------------------------
Name:  Brian L. Schorr                          Roland Smith
Title: Executive Vice President


     11. Legal Fees. Subject to Section 10 above, each party shall pay his or its own costs for any arbitration or litigation, as applicable, initiated in connection with any disputes arising in connection with your employment with Arby's, with the cost of the arbitrator, if applicable, to be equally divided between the parties.

     12. Survivability. The provisions of Sections 6, 7, 8, 9, 10, 11 and 13 shall specifically survive any termination of this letter agreement.

     13. Notices. Any notice given pursuant to this letter agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

                                  If to Arby's:
                          Arby's Restaurant Group, Inc.
                             1155 Perimeter Center W
                             Atlanta, Georgia 30338
                           Attention: General Counsel

                                 With a copy to:
                             Triarc Companies, Inc.
                           280 Park Avenue, 41st Floor
                               New York, NY 10017
                           Attention: General Counsel

                    If to you,  at the  address  set forth on the first  page of this letter agreement.

                                 With a copy to:
                            Hughes Hubbard & Reed LLP
                       350 South Grand Avenue, Suite 3600
                          Los Angeles, California 90071
                          Attention: Theodore H. Latty

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

     14. Tax Withholding; Section 409A. You agree that Arby's may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that Arby's determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority (each, a "Taxing Authority") asserts a liability against Arby's for failure to withhold taxes on any payment hereunder, you will pay to Arby's the amount determined by such Taxing Authority (other than penalty or interest amounts unless such payment is made after 30 days of the delivery of such notice to you, in which case you shall be responsible for such penalties and interest) that had not been withheld within thirty (30) days of notice to you of such determination. Such notice shall include a copy of any correspondence received from a Taxing Authority with respect to such withholding. To the extent any of the payments under this Agreement are governed by Section 409A of the Code, the parties will work together in good faith to amend any provisions as necessary for compliance in a manner that maintains the basic financial provisions of this Agreement and is not otherwise economically detrimental to Arby's or you.

     15. Certain Additional Payments by Arby's. The following provisions of this
Section 15 shall apply to any parachute payments made in connection with a Special Termination Event from and after any Change of Control.

                    (a) If it is determined (as hereafter provided) that any payment or distribution by Arby's to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed by Section 4999 of the Code, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                    (b) Subject to the provisions of Section 15(f) hereof, all determinations required to be made under this Section 9, including whether an Excise Tax is payable by you and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by you in your sole discretion. You will direct the Accounting Firm to submit its determination and detailed supporting calculations to both Arby's and you within 15 calendar days after the date of the Change in Control or the date of your termination of employment, if applicable, and any other such time or times as may be requested by Arby's or you. If the Accounting Firm determines that any Excise Tax is payable by you, Arby's will pay the required Gross-Up Payment to you within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by you, it will, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon Arby's and you. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Arby's should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Arby's exhausts or fails to pursue its remedies pursuant to Section 15(f) hereof and you thereafter are required to make a payment of any Excise Tax, you will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Arby's and you as promptly as possible. Any such Underpayment will be promptly paid by Arby's to, or for the benefit of, you within five business days after receipt of such determination and calculations.

                    (c) Arby's and you will each  provide  the  Accounting  Firm access to and copies of any books, records and documents in the possession of Arby's or you, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 15(b) hereof.

                    (d) The federal, state and local income or other tax returns filed by you will be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by you. You will make proper payment of the amount of any Excise Tax, and at the request of Arby's, provide to Arby's true and correct copies (with any amendments) of the relevant portions of your federal income tax return as filed with the Internal Revenue Service and corresponding portions of state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Arby's, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, you will within five business days pay to Arby's the amount of such reduction.

                    (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 15(b) and (d) hereof will be borne by Arby's. If such fees and expenses are initially advanced by you, Arby's will reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

                    (f) You will notify Arby's in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Arby's of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after you actually receive notice of such claim and you will further apprise Arby's of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which you give such notice to Arby's and (ii) the date that any payment of amount with respect to such claim is due. If Arby's notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

                         (i)  provide   Arby's  with  any  written   records  or
          documents in your possession relating to such claim reasonably requested by Arby's;

                         (ii) take such action in connection with contesting such claim as Arby's will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Arby's;

                         (iii) cooperate with Arby's in good faith in order effectively to contest such claim; and

                         (iv) permit Arby's to participate in any proceedings relating to such claim; provided, however, that Arby's will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 15(f), Arby's will control all proceedings taken in connection with the contest of any claim contemplated by this Section 15(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Arby's will determine; provided, however, that if Arby's directs you to pay the tax claimed and sue for a refund, Arby's will advance the amount of such payment to you on an interest-free basis and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Arby's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (g) If, after the receipt by you of an amount advanced by Arby's pursuant to Section 15(f) hereof, you receive any refund with respect to such claim, you will (subject to Arby's complying with the requirements of Section 15(f) hereof) promptly pay to Arby's the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by you of an amount advanced by Arby's pursuant to Section 15(f) hereof, a determination is made that you will not be entitled to any refund with respect to such claim and Arby's does not notify you in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 15.

                    (h) You agree to cooperate with Arby's to take actions reasonably requested of you by Arby's to reduce the amount of Excise Tax which may be incurred by you, so long as such actions are not economically detrimental to you.

     16. Expense Reimbursement. You will be entitled to reimbursement for all of your reasonable and necessary business expenses, including reasonable cell phone, travel, lodging and entertainment expenses, in accordance with Arby's business expense reimbursement policy as in effect from time to time and upon submission of appropriate documentation and receipts.

     If you agree with the terms outlined above and in the Term Sheet, please date and sign the copy of this letter agreement enclosed for that purpose and return it to me.

                                                 Sincerely,

                                                 ARBY'S RESTAURANT GROUP, INC.


                                                 /s/BRIAN L. SCHORR
                                                 ------------------------------
                                                 Name:  Brian L. Schorr
                                                 Title: Executive Vice President


Agreed and Accepted as of the
13th day of April, 2006.


/s/ROLAND SMITH
------------------------------
Roland Smith

                                                                      EXHIBIT A

                             ARBY'S RESTAURANT GROUP
                       ROLAND SMITH EMPLOYMENT TERM SHEET


     ----------------------------- ------------------------------------------------------------------------
     Executive                     Roland Smith
     ----------------------------- ------------------------------------------------------------------------
     Annual Base Salary            $1,000,000
     ----------------------------- ------------------------------------------------------------------------
     Annual Bonus                  Bonus target is 100% of base salary.  Arby's and Executive performance assessed for each fiscal year relative to objectives agreed to in advance by Executive and Board; provided, however, that to the extent
                                   Section 162(m) of the Internal Revenue Code of 1986, as amended (the
                                   "Code"), may be applicable, such annual bonus, in the discretion of the Arby's Board, shall be provided in accordance with, and be subject to the terms and conditions of, the Triarc Companies, Inc. 1999
                                   Executive Bonus Plan.  Performance objectives for 2006 to be agreed upon by the Arby's Board and Executive within 60 days following the commencement of the employment term.
     ----------------------------- ------------------------------------------------------------------------
     Benefits                      Benefits as are generally made available to
                                   other senior executives, including
                                   health/medical and insurance programs and a
                                   car lease/car allowance program.
     ----------------------------- ------------------------------------------------------------------------
     Vacation                      5 weeks per year
     ----------------------------- ------------------------------------------------------------------------
     Triarc Stock                  Initial grant of options for 220,000 shares of Triarc Class B
     Options/Restricted Shares     Common Stock, Series 1, and 100,000 restricted shares of Triarc Class B
                                   Common Stock, Series 1, in connection with commencement of employment, subject to Triarc Performance Compensation Subcommittee approval. Options will have a ten year term and will vest 1/3 per year on the day before each of the three consecutive anniversary dates from date of employment.
                                   50% of the restricted shares will have performance vesting targets and 50%
                                   of the restricted shares will have time vesting targets, all to be agreed upon by the Arby's Board and Executive within 90 days following the execution of the employment agreement; provided that if no agreement is reached within
                                   90 days, in lieu of restricted shares, Executive shall be granted options having a Black-Scholes value equal to the market price of such number of restricted shares as of the date of commencement of the employment term.
                                   Subsequent grants consistent with executive compensation policies of Arby's.
     ----------------------------- ------------------------------------------------------------------------
     Relocation                    Arby's will be financially responsible for packing, shipping, unloading and insurance for moving Executive's personal items from
                                   California to the Atlanta, Georgia, metropolitan area.  Arby's will reimburse Executive for reasonable out-of-pocket lodging expenses (or
                                   Arby's will rent for Executive's use furnished housing reasonably acceptable to Executive) for up to 90 days if your permanent residence in the Atlanta, Georgia, metropolitan area is not available for
                                   Executive to move into.  Executive and Executive's spouse will be reimbursed for reasonable expenses for up to three house hunting trips in accordance with Arby's travel expense reimbursement policies.
                                   Executive will be also reimbursed for normal closing costs associated with buying a new house.  Such costs shall include those items which by local custom are normally paid by the buyer.  Typical costs may include escrow fees, attorney's fees, appraisals, recording fees, state transfer taxes and (owner's) title insurance fees.
     ----------------------------- ------------------------------------------------------------------------
     ----------------------------- ------------------------------------------------------------------------
     Indemnification               Executive will be entitled to enter into an
                                   indemnification agreement with Arby's in form
                                   customarily entered into between Arby's and
                                   other senior executives and, subject to
                                   applicable exclusions in any such D&O
                                   insurance policy, will be covered by D&O
                                   insurance in an amount consistent with D&O
                                   insurance maintained by Arby's for directors
                                   and other senior executive officers.
     ----------------------------- ------------------------------------------------------------------------
     ----------------------------- ------------------------------------------------------------------------
     Legal                         Fees Arby's will reimburse Executive for
                                   reasonable legal fees and expenses of up to
                                   $20,000 in connection with the negotiation of
                                   the employment agreement.
     ----------------------------- ------------------------------------------------------------------------



                                                                       EXHIBIT B
                                 GENERAL RELEASE
                             AND COVENANT NOT TO SUE

  TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

     Roland Smith (the "Executive"), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that Letter Agreement dated as of April 13, 2006 (the "Employment Agreement") between the Executive and Arby's Restaurant Group, Inc., a Delaware corporation (the "Company"), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company, Triarc Companies, Inc. and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the "Company Group"), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 ("ADEA," a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations to the Executive under Section 2 of the Employment Agreement or any rights the Executive may have to indemnification and defense under any charter or by-laws, written indemnification agreement (or similar documents) of any member of the Company Group. The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, and this General Release and Covenant Not to Sue shall not affect the Executive's right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but the Executive agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive the Executive's rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

     In consideration for the amounts payable and benefits to be provided to the Executive under the Employment Agreement, the Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group with all litigation relating to the activities of the Company and its affiliates during the period of the Executive's employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may reasonably request of the Executive in connection with such claims.

     In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which the Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected the Executive's decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

     This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.

     To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which he has waived, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

     Each of the Executive and the Company Group agree that they will not make disparaging or derogatory remarks, whether oral or written, about the Company Group and the Executive, respectively.

     Each of the Executive and the Company acknowledges and agrees that it has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

     IN WITNESS WHEREOF, the parties hereto have caused this General Release and
Covenant Not to Sue to be executed on this     day of     , 20  .



                                             ------------------------------
                                             Roland Smith

                                             ARBY'S RESTAURANT GROUP, INC.


                                             By:
                                                ---------------------------
                                                Name:
                                                Title: